Exhibit 99.1

3959 N. Lincoln Ave.	NEWS RELEASE
Chicago, IL 60613
(773) 832-3088
www.corusbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
October 6, 2008	Robert Glickman
Chief Executive Officer
(773) 832-3456
E-mail: rglickman@corusbank.com
MICHAEL DULBERG NAMED
CHIEF FINANCIAL OFFICER
RICK KORETZ NAMED
CHIEF OPERATING OFFICER
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS) (the “Company”) today announced that Tim Taylor, executive vice president and chief financial officer has resigned. Mr. Taylor’s responsibilities will be assumed by two senior officers of the Company. Michael Dulberg, currently the Company’s chief accounting officer, has been promoted to chief financial officer and executive vice president. Rick Koretz, currently senior vice president of finance, has been promoted to be the Company’s chief operating officer and executive vice president.
Tim Taylor, who had served as the Company’s chief financial officer since 1996, has decided to leave the Company. Robert J. Glickman, CEO stated, “I am disappointed by Tim’s decision, as I have come to rely on his advice and his friendship. Tim did a fine job as CFO of the Company. However, I realize that Tim has his own personal reasons to leave Corus and I wish him every success in whatever he pursues in the future. Tim’s role at the Company was broader than a typical CFO role, therefore the decision has been made to reallocate his responsibilities between two senior positions: the typical Chief Financial Officer role and a newly created job description for Corus of Chief Operating Officer. Tim will work with these officers to assure a smooth transition of his responsibilities.”
“As the Company’s chief accounting officer for the last 9 years, Mike Dulberg, 43, has been a central member of the Company’s financial team for many years. Mike’s experience, coupled with his strong financial and accounting skills, will serve the Company well in his new role as chief financial officer. Prior to joining Corus, Mike worked for 6 years with Kraft Foods, with positions in corporate and operations finance as well as internal audit. Before that, Mike worked for 5 years for the public accounting firm BDO Seidman. Mr. Dulberg, a certified public accountant, received a B.A. from the University of Michigan in 1987 and an M.B.A. from the University of Chicago in 1998. Mike will continue serving as the chief accounting officer as well until a replacement is found,” said Glickman.

“Rick Koretz has been a vital part of the Company’s management team for 17 years, over that time having been involved with, or in charge of, many of the Company’s business initiatives. Rick is a seasoned professional who has consistently displayed his dedication, intelligence and resolve in addressing unique and new challenges. Prior to his appointment as chief operating officer, Rick Koretz, 44, was the Company’s senior vice president of finance, a position he has held since 2000. Prior to joining Corus, Rick worked for 4 years with Andersen Consulting, working as a technology consultant primarily in the manufacturing industry. Mr. Koretz, a certified public accountant, received a B.S. from the University of Vermont in 1986 and an M.B.A. from the University of Chicago in 1991.
“These are the right individuals to take on these responsibilities at this important time for the Company,” said Robert J. Glickman, president and chief executive officer.
Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is a nationwide construction lender, specializing in condominium, office, hotel, and apartment projects. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.
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